FIRST AMENDMENT TO LEASE

This first amendment to lease ("Amendment") is made this 23rd day of September, 2000 ("Effective Date") by and between Sobrato Interests III, a California limited partnership having an address at 10600 N. De Anza Blvd., Suite 200, Cupertino, California 95014 ("Landlord") and Siebel Systems, Inc., a Delaware corporation having its principal place of business at 1855 South Grant Street, San Mateo, CA 94402 California ("Tenant").

WITNESSETH

WHEREAS Landlord and Tenant entered into a lease dated June 11, 1999 (the "Lease") for the premises ("Premises") located at 2207 Bridgepointe Parkway, San Mateo, California; and

WHEREAS Landlord and Tenant wish to memorialize the Lease Commencement and Termination dates.

NOW, THEREFORE, in order to effect the intent of the parties as set forth above and for good and valuable consideration exchanged between the parties, the Lease is amended as of the Effective Date as follows:

  The Lease Commencement date shall be September 18, 2000

  The Lease Termination date shall be September 17, 2012

  All defined terms shall have the same meanings as in the Lease, except as otherwise stated in this Amendment.

  Except as hereby amended, the Lease and all of the terms, covenants and conditions thereof shall remain unmodified and in full force and effect. In the event of any conflict or inconsistency between the terms and provisions of this First Amendment and the terms and provisions of the Lease, the terms and provisions of this First Amendment shall prevail.

IN WITNESS WHEREOF, the parties hereto have set their hands to this Amendment as of the day and date first above written.

Landlord Sobrato Interests III, a California limited partnership By:/s/ Its: General Partner	Tenant Siebel Systems, Inc. a Delaware Corporation By:/s/ Its: Vice President, Facilities & Real Estate